SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Concord Camera Corp.
(Name of Registrant as Specified in its Charter)

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CONCORD CAMERA CORP.
4000 Hollywood Boulevard
Presidential Circle — 6th Floor, North Tower
Hollywood, Florida 33021

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD FEBRUARY 2, 2006

Notice is hereby given that the Annual Meeting of Shareholders (the “Annual Meeting”) of Concord Camera Corp., a New Jersey corporation (the “Company”), will be held at the Marriott Residence Inn at Aventura Mall, 19900 West Country Club Drive, Aventura, Florida 33180, on Thursday, February 2, 2006, beginning at 10:00 a.m., local time, for the following purposes:

1.	To elect directors for the ensuing year;

2.	To ratify the appointment of BDO Seidman, LLP as the independent registered public accounting firm of the Company for the fiscal year ending July 1, 2006; and

3.	To transact such other business as may properly come before the meeting or any adjournments thereof.

Only holders of record of the Company’s common stock, no par value, at the close of business on December 7, 2005, will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

In order to be admitted to the Annual Meeting, a shareholder must present an admission ticket or proof of ownership of Company stock on the record date. If your shares are held in the name of a bank, broker or other holder of record, a brokerage statement or letter from a bank or broker is an example of proof of ownership. Any holder of a proxy from a shareholder must present the proxy card, properly executed, and an admission ticket to be admitted. Shareholders and proxy holders must also present a form of photo identification such as a driver’s license or passport.

An admission ticket is on the back cover page of your proxy statement. If you plan to attend the Annual Meeting, please keep this ticket and bring it with you to the Annual Meeting. If you receive this proxy statement electronically, you can obtain a ticket in advance of the Annual Meeting by printing the final page of this proxy statement.

Please sign and date the enclosed form of proxy and return it in the postage paid, self-addressed envelope provided for your convenience. Management asks that you do this whether or not you plan to attend the meeting. Should you attend, you may, if you wish, withdraw your proxy and vote your shares in person.

By Order of the Board of Directors,

Alan Schutzman
Secretary

Hollywood, Florida
December 22, 2005

CONCORD CAMERA CORP.

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
to be held Thursday, February 2, 2006

This Proxy Statement is furnished by the Board of Directors (the “Board”) of Concord Camera Corp. (the “Company” or “Concord”) in connection with the solicitation of proxies to be voted at the Annual Meeting of Shareholders of the Company that will be held at the Marriott Residence Inn at Aventura Mall, 19900 West Country Club Drive, Aventura, Florida 33180 on Thursday, February 2, 2006, beginning at 10:00 a.m., local time, and all adjournments thereof (the “Annual Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting.

The Board has fixed the close of business on December 7, 2005 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. As of that date, there were issued and outstanding 28,680,842 shares of common stock, no par value (the “Common Stock”), the Company’s only class of voting securities outstanding. Each share of Common Stock entitles the holder thereof to one vote. The presence, in person or by proxy, of holders of a majority of all the outstanding Common Stock constitutes a quorum at the Annual Meeting. Shares of Common Stock represented by proxies that reflect abstentions and “broker non-votes” (i.e., Common Stock represented at the Annual Meeting by proxies held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) will be counted for the purpose of determining the existence of a quorum at the Annual Meeting, but will not be counted as a vote cast for the purpose of determining the number of votes required to approve a proposal.

Any shareholder giving a proxy will have the right to revoke it at any time prior to the time it is voted. A proxy may be revoked by: (i) written notice to the Company at or prior to the Annual Meeting, Attention: Secretary; (ii) execution of a subsequent proxy; or (iii) attendance and voting in person at the Annual Meeting. Attendance at the Annual Meeting will not automatically revoke the proxy. All shares of Common Stock represented by effective proxies will be voted at the Annual Meeting or at any adjournment thereof. Unless otherwise specified in the proxy (and except for “broker non-votes” described above), shares of Common Stock represented by proxies will be voted: (i) FOR the election of the Board’s nominees for directors; (ii) FOR the ratification of the appointment of BDO Seidman, LLP as the independent registered public accounting firm of the Company for the fiscal year ending July 1, 2006 (“fiscal 2006”); and (iii) in the discretion of the proxy holders with respect to such other matters as may properly come before the Annual Meeting.

All information in this Proxy Statement gives effect to a two-for-one stock split effective on April 14, 2000 to shareholders of record on March 27, 2000.

The Company’s executive offices are located at 4000 Hollywood Boulevard, Presidential Circle — 6th Floor, North Tower, Hollywood, Florida 33021. Mailing to shareholders of this Proxy Statement, the accompanying form of proxy, and the Company’s Annual Report to Shareholders for the fiscal year ended July 2, 2005 (“fiscal 2005”), will commence on or about December 27, 2005.

PROPOSAL ONE:

ELECTION OF DIRECTORS

Nominees for Election of Directors

Pursuant to Article III of the Company’s By-Laws, as amended, the Board has fixed the number of directors constituting the entire Board at four. All four directors are to be elected at the Annual Meeting, each to hold office until the next annual meeting of shareholders and until his successor is duly elected and qualified. In voting for directors, each shareholder is entitled to cast one vote for each share of Common Stock held of record, either in favor of or against the election of each nominee, or to abstain from voting on any or all nominees. Although management does not anticipate that any nominee will be unable or unwilling to serve as director, in the event of such an occurrence, proxies may be voted in the discretion of the persons named in the proxy for a substitute designated by the Board, unless the Board decides to reduce the number of directors constituting the Board. The election of directors requires the affirmative vote of a plurality of the votes cast by the holders of shares of Common Stock present or represented and entitled to vote at the Annual Meeting. The Board recommends a vote FOR each of the nominees. Proxies that do not withhold the authority to vote for the nominees will be voted FOR each of the nominees.

The following sets forth information with respect to each nominee for director, all of whom are currently serving as directors of the Company and all of whom have consented to serve if reelected by shareholders. The information has been furnished to the Company by the individuals named.

Name of Nominee	Age	Year First Elected/ Nominated Director	Positions and Offices with the Company
Ira B. Lampert	60	1993	Chairman of the Board, Chief Executive Officer and President
Ronald S. Cooper	67	2000	Director
Morris H. Gindi	61	1988	Director
William J. O’Neill, Jr.	63	2001	Director

Ira B. Lampert  has been the Chairman and Chief Executive Officer of the Company since July 13, 1994. For the calendar year 1995 and again from July 31, 1998 through the present, Mr. Lampert also served as President of the Company. Mr. Lampert is a member of the Queens College Foundation Board of Trustees (Queens College is part of the City University system of New York), a member of the Advisory Board of the Boys & Girls Republic, a nonprofit organization for underprivileged children, and serves on the Boards of Trustees of the Mount Sinai Medical Center Foundation, Inc. and the Mount Sinai Medical Center of Florida, Inc.

Ronald S. Cooper  has been a director of the Company since January 2000. Mr. Cooper is a co-founder and principal of LARC Strategic Concepts, LLC, a consulting firm focusing on emerging growth companies. Mr. Cooper retired from Ernst & Young LLP in September 1998, having joined the firm in 1962. He became a partner in 1973 and was Managing Partner of the firm’s Long Island, New York office from 1985 until he retired.

Morris H. Gindi  has been a director of the Company since 1988. Mr. Gindi has served as the Chief Executive Officer of Notra Trading Inc., an import agent in the home textiles industry, since 1983 and as Chief Executive Officer of Morgan Home Fashions, a manufacturer and distributor of home textiles, since 1995. These two businesses import and distribute merchandise to all levels of the retail trade. Mr. Gindi’s career in the home textiles industry has spanned four decades.

William J. O’Neill, Jr.  has been a director of the Company since August 2001. Mr. O’Neill has served as Dean of the Business School at Suffolk University in Boston, Massachusetts since August 2001. From 1969 to 1999, he held various management positions at Polaroid Corporation, most recently as Executive Vice President and President, Corporate Business Development. In addition, Mr. O’Neill is a director of CardioTech International, Inc., a manufacturer of cardiovascular devices, the Design Management Institute and the Greater Boston Chamber of Commerce.

Corporate Governance

The Company’s Common Stock is listed on the Nasdaq National Market (“Nasdaq”). Although not required by Nasdaq’s corporate governance rules, the Company’s Board of Directors adopted Corporate Governance Guidelines which address governance issues and set forth the Company’s governance principles including director qualification, Board structure, director compensation, management succession and periodic performance evaluation of the Board and its committees. The Company’s Corporate Governance Guidelines are available on its website: www.concord-camera.com under Investor Relations. The Company has also adopted a code of ethics that applies to its principal executive officer, principal financial officer, principal accounting officer and controller, as well as all other employees and the directors of the Company. The code of ethics, which the Company calls its Code of Conduct, is available on the Company’s website: www.concord-camera.com under Investor Relations. If the Company makes any substantive amendments to, or grants a waiver (including an implicit waiver) from, a provision of its Code of Conduct that applies to its principal executive officer, principal financial officer, principal accounting officer or controller, and that relates to any element of the code of ethics definition enumerated in Item 406(b) of Regulation S-K, the Company will disclose such amendment or waiver on the aforementioned website and in a Current Report on Form 8-K.

Independence of Board Members

Pursuant to Nasdaq’s listing standards, beginning January 22, 2004, a majority of the Board must be comprised of “independent” directors as defined in Rule 4200 of Nasdaq’s listing standards. The Board has reviewed the independence standard set forth in Rule 4200 and has determined that each of the Company’s directors other than Mr. Lampert is independent under Rule 4200.

Meetings and Committees of the Board of Directors

The Board met nine times during fiscal 2005. The Company’s independent directors meet in executive session without management present as part of each regularly scheduled meeting of the Board. In addition, the independent directors also meet separately from Board meetings from time to time in their discretion. In fiscal 2005, all directors attended 75% or more of the Board meetings and meetings of the committees on which they served, except for Mr. Gindi.

Directors are encouraged to attend the Company’s annual meetings of shareholders. Because the Board holds one of its regular meetings in conjunction with the Company’s annual meetings of shareholders, unless one or more members of the Board are unable to attend, all of the members of the Board are present for the annual meeting. All four of the Company’s current directors attended the 2005 annual meeting in person.

The Board has an Audit Committee, a Compensation and Stock Option Committee, an Executive Committee, a Director Affairs Committee and a Marketing and Product Development Committee.

The Audit Committee, which is a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), has the following members: Ronald S. Cooper (Chairman), Morris H. Gindi and William J. O’Neill, Jr., each of whom is independent as defined in listing standards applicable to the Company. The Audit Committee assists the Board in its oversight of the quality and integrity of the accounting, auditing, and financial reporting practices of the Company. The Audit Committee’s role includes discussing with management the Company’s processes to manage financial risk and for compliance with significant applicable legal, ethical and regulatory requirements. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm engaged to prepare or issue audit reports on the Company’s financial statements or to perform other audit, review or attest services for the Company. The Audit Committee relies on the expertise and knowledge of management, the internal auditor that we recently appointed and the independent registered public accounting firm in carrying out its oversight responsibilities. The specific responsibilities in carrying out the Audit Committee’s oversight role are delineated in the Audit Committee Charter, a copy of which was included as an appendix to the Company’s Proxy Statement as filed on December 18, 2003 with the Securities and Exchange Commission (“SEC”). See the “Audit Committee Report” below. The Audit Committee met 17 times in fiscal 2005.

The Compensation and Stock Option Committee consists of William J. O’Neill, Jr. (Chairman) and Ronald S. Cooper, each of whom is independent as defined in listing standards applicable to the Company. The Compensation and Stock Option Committee reviews, approves and makes recommendations to the Board regarding executive compensation. See the “Compensation Committee Report on Executive Compensation” below. The Compensation and Stock Option Committee met three times in fiscal 2005.

The Director Affairs Committee, consisting of Ira B. Lampert (Chairman) and William J. O’Neill, Jr., recommends to the independent directors of the Board those persons who, in the opinion of the members of the

Director Affairs Committee, should be invited to stand for election to the Board as management nominees at any and all ensuing meetings of the shareholders of the Company. The Director Affairs Committee also evaluates new candidates and current directors, and reviews, evaluates and recommends changes to the Company’s corporate governance practices. The Director Affairs Committee held three meetings in fiscal 2005.

Pursuant to Nasdaq’s listing standards, director nominees must either be selected, or recommended for the Board’s selection, either by: (i) a majority of the independent directors; or (ii) a nominations committee comprised solely of independent directors. The Company does not have a standing Nominating Committee. The Director Affairs Committee recommends but does not nominate nominees for election to the Board. Nominees are selected by a majority of the independent directors on the Board, all of whom are “independent” as independence for nominating committee members is defined in the applicable Nasdaq listing standards. Because a majority of the independent directors select the Company’s director nominees with input and advice from the Director Affairs Committee, the Company believes it is not necessary to have a separately designated Nominating Committee. In accordance with Nasdaq’s listing requirements, the Board has adopted resolutions addressing the nominations process. The nominations process resolutions are available on the Company’s website at www.concord-camera.com under Investor Relations.

Director Nominations Process

The Director Affairs Committee may use multiple sources to identify director candidates, including its own contacts and referrals from other directors, management, the Company’s advisers, and director search firms. In addition, the Director Affairs Committee will consider candidates recommended by shareholders. Shareholder suggestions of one or more nominees for election to the Board may be sent in writing to the Director Affairs Committee, Attention: Chairman, c/o Concord Camera Corp., Presidential Circle — 6th Floor, North Tower, 4000 Hollywood Boulevard, Hollywood, Florida 33021. The Director Affairs Committee evaluates candidates recommended by shareholders in the same manner and using the same criteria it uses to evaluate candidates recommended by other sources.

The Director Affairs Committee has determined that all candidates for the Board shall, at a minimum, possess high personal and professional ethical standards, integrity and values; an inquiring mind, intelligence, practical wisdom and informed judgment; the ability to work effectively and collegially with other directors; a willingness and ability to devote the required amount of time to carrying out the duties and responsibilities of Board and committee membership; and a commitment to representing the long-term interests of the Company’s shareholders. In addition, the Director Affairs Committee also considers certain other qualities and skills in accordance with criteria established by the Director Affairs Committee from time to time, including without limitation, the candidate’s independence and financial literacy, and the extent to which the candidate possesses pertinent policy-making, business and professional experience in government, business, finance, technology, marketing, sales, manufacturing, worldwide diverse operations and cultures, and other areas related to the Company’s business activities.

The Director Affairs Committee reviews each recommendation for director candidates (including shareholder recommendations) and makes an initial determination as to whether the candidate has the ability to meet the minimum criteria which may be modified by the Director Affairs Committee from time to time. The Director Affairs Committee may, in its discretion, confirm a candidate’s willingness to serve on the Board, verify a candidate’s education, employment records and references, conduct background investigations and arrange for in-person meetings with the Director Affairs Committee or the full Board. Following the Director Affairs Committee’s determination as to the qualified candidates, it recommends to the independent directors of the Board those persons who should be invited to stand for election. Pursuant to the Company’s By-Laws, the nominees to stand for election to the Board are then selected by a majority of the independent directors on the Board. The independent directors are free to select nominees in addition to, or instead of, those recommended by the Director Affairs Committee.

Communications with the Board

A shareholder may communicate directly with the Board by addressing a letter to the Board of Directors of Concord Camera Corp. c/o Chairman, Presidential Circle — 6th Floor, North Tower, 4000 Hollywood Boulevard, Hollywood, Florida 33021. If a shareholder would like the letter to be forwarded directly to one of the Chairmen of the five standing committees of the Board, he or she should so indicate. If no specific direction is indicated, the Chairman’s office will review the letter and forward it to the appropriate Board member(s).

Communications with the Audit Committee

The Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting and auditing matters. These procedures are described in the Company’s Code of Conduct which is available on the Company’s website at www.concord-camera.com under Investor Relations.

Compensation of Directors

Directors who are employees of the Company receive no additional compensation for their services as directors. During fiscal 2005, each non-employee member of the Board was paid the following: (i) an annual fee of $15,000 for serving on the Board; (ii) a $2,500 annual fee for each Board committee on which he served ($3,500 for serving as Chairman except as noted below); and (iii) $1,000 for each Board or committee meeting attended. The Company reimburses all reasonable expenses incurred by both employee and non-employee directors in connection with such meetings. Independent directors do not receive additional compensation for meetings held separately from Board meetings. Effective as of July 4, 2004, the annual fee for serving as Chairman of the Audit Committee and Chairman of the Compensation and Stock Option Committee was increased to $10,000 and $5,000, respectively, in light of the additional duties and responsibilities associated with serving as Chairman of those committees.

In addition, pursuant to the formula award provisions of the Company’s 1993 Incentive Plan, as amended, prior to January 20, 2003, each non-employee director automatically received the following options to purchase shares of the Common Stock. Upon appointment to the Board, each non-employee director received: (i) an option to purchase up to 40,000 shares, vesting as to 8,000 shares on the following January 1 and on each January 1 thereafter (provided that, if a director fails to attend at least 75% of the Board meetings in any calendar year, then the options that would have vested on the next January 1 are forfeited); and (ii) an immediately exercisable option to purchase 13,000 shares. On each anniversary of his appointment, each non-employee director received another immediately exercisable option to purchase 13,000 shares. All of the foregoing options have an exercise price equal to the closing price of the Common Stock on the date of grant and expire on the earlier of: (i) five years from the grant date; or (ii) one year after the recipient ceases to be a member of the Board. On January 20, 2003, the 1993 Incentive Plan was amended to remove the provisions regarding formula awards to non-employee directors and, in lieu of the anniversary grant that would have been received in 2003, each non-employee director was granted an option to purchase 26,000 shares of Common Stock at an exercise price of $5.52 per share. The foregoing options were immediately exercisable as to 13,000 shares and vested as to the remaining 13,000 shares on January 20, 2004 provided the director continued to serve on the Board. The 1993 Incentive Plan expired on December 1, 2003.

Effective July 31, 2003, the Company amended the outstanding options held by William J. Lloyd, who was a member of the Board until such time, to permit such options to be exercised until their stated expiration date, and to permit the continued vesting through January 2005 of 12,000 shares subject to one such option, in light of the valuable years of advice and service that had been provided by Mr. Lloyd during his tenure as a member of the Board. The foregoing amendments did not apply to the installment of 13,000 shares that would have vested on January 20, 2004 under the grant made to him on January 20, 2003, which installment was forfeited.

Effective December 1, 2004, the Company amended the outstanding options held by J. David Hakman, who was a member of the Board until such time, to permit such options to be exercised until the later of (i) one year from the date of his resignation from the Board; or (ii) their stated expiration date, in light of the valuable years of advice and service that had been provided by Mr. Hakman during his tenure as a member of the Board.

Executive Officers

Set forth below is the name and age as of December 22, 2005 of each of the Company’s executive officers and each person chosen to become an executive officer, together with certain biographical information for each of them (other than Ira B. Lampert, for whom biographical information is provided above under “Nominees for Election of Directors”):

Name of Executive Officer	Age	Position and Offices with the Company
Ira B. Lampert	60	Chairman, Chief Executive Officer and President (principal executive officer)
Gerald J. Angeli	53	Senior Vice President, Director of Operations
Keith L. Lampert	35	Executive Vice President and Chief Operating Officer
Harlan I. Press	41	Vice President, Treasurer and Assistant Secretary (principal financial officer)
Blaine A. Robinson	46	Corporate Controller (principal accounting officer)
Alan Schutzman	49	Senior Vice President, General Counsel and Secretary
Urs W. Stampfli	54	Senior Vice President and Director of Global Sales and Marketing

Gerald J. Angeli  joined the Company in April 2000 as Vice President, DMS Product Supply. On November 22, 2005, the Board appointed him Senior Vice President, Director of Operations of the Company. Prior to this date, beginning in March 2001, he served as the Company’s Vice President of Worldwide Engineering and Technology. In addition, from June 2004 until November 22, 2005, Mr. Angeli served first as Co-Managing Director of Concord Camera HK Limited and, effective October 1, 2004, as its sole Managing Director. From July 1997 to April 2000, Mr. Angeli was Vice President, Global Manufacturing and Products Supply for NCR Corporation’s Systemedia Group, where he was responsible for manufacturing, customer service, distribution and logistics. Prior to that, Mr. Angeli was employed by Eastman Kodak Company for 20 years in various capacities, most recently as Manager of Worldwide Manufacturing and Supply Chain and Vice President, Consumer Imaging.

Keith L. Lampert,  who is a son of Ira B. Lampert, has been Executive Vice President since February 2002 and Chief Operating Officer since January 1, 2003. From February 2002 until January 2003, he also served as the Company’s Director of Worldwide Operations and was Managing Director of Concord HK from April 2000 until December 2002. From March 2001 to February 2002, Mr. Lampert also served as the Company’s Vice President of Worldwide Operations. He became a Vice President of the Company in August 1998, having joined the Company in 1993.

Harlan I. Press  has been Vice President and Treasurer since April 2000, Assistant Secretary of the Company since October 1996 and Principal Financial Officer of the Company since October 2005. Mr. Press served as the Corporate Controller of the Company from October 1996 through April 2000, as Chief Accounting Officer from November 1994 to September 2004 and Principal Financial Officer from October 1997 to July 2002 and from September 2004 to October 2004. Mr. Press is a member of the American Institute of Certified Public Accountants, the New York State Society of Certified Public Accountants and the Financial Executives Institute.

Blaine A. Robinson  has been Corporate Controller of the Company since February 2003 and Principal Accounting Officer since September 20, 2004. Prior to joining the Company, from May 2002 to February 2003, Mr. Robinson was employed by Spherion Corporation and served as a financial and accounting consultant to the Company. Previously, Mr. Robinson was Chief Financial Officer of Green2go.com, Inc. from March 2000 to September 2001 and Assistant Corporate Controller of AutoNation, Inc. from March 1997 to March 2000. Mr. Robinson is a member of the American Institute of Certified Public Accountants, the Florida Institute of Certified Public Accountants and the Financial Executives Institute.

Alan Schutzman  joined the Company in September 2003 as Senior Vice President, General Counsel and Secretary. From January 2001 until joining the Company, Mr. Schutzman was Associate General Counsel of Jacuzzi Brands, Inc. (“Jacuzzi”), and Vice President and Associate General Counsel of Jacuzzi since September 2001. From July 1996 to December 2000, he served as Vice President and General Counsel of various operating subsidiaries of Jacuzzi, including Ames True Temper and Keller Ladders, Inc. Mr. Schutzman was an Adjunct Professor of Law at the Shepard Broad Law Center, Nova Southeastern University, Fort Lauderdale, Florida for the Fall 2005 semester.

Urs W. Stampfli  has been Senior Vice President since February 2002 and Director of Global Sales and Marketing for the Company since April 2000. Mr. Stampfli joined the Company in May 1998 as Director of Global

Sales and Marketing, and became a Vice President of the Company in April 2000. From 1990 to April 1998, Mr. Stampfli was Vice President, Marketing, Photo Imaging Systems of Agfa Division, Bayer Corporation.

Executive Compensation

The following table contains certain information regarding aggregate compensation earned, paid or payable during fiscal 2005, the fiscal year ended July 3, 2004 (“fiscal 2004”) and the fiscal year ended June 28, 2003 (“fiscal 2003”), for services rendered to the Company during these fiscal years, to: (a) the Chief Executive Officer; (b) each of the other four most highly compensated executive officers who were serving as executive officers at the end of fiscal 2005; and (c) one former executive officer, Richard Finkbeiner, who would have been among the executive officers described in (b) had he still been serving as an executive officer of the Company at the end of fiscal 2005 (collectively, the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

		Annual Compensation					Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary ($)		Bonus(e) ($)	Other Annual Compensation ($)		Shares Underlying Options (#)	LTIP Payouts(f) ($)	All Other Compensation ($)
Ira B. Lampert(a)	2005	$853,333	(1)	—	$816,855	(2)	—	—	$53,892	(7)
Chairman, Chief	2004	975,000	(1)	—	696,508	(2)	—	—	54,102	(7)
Executive Officer	2003	916,667	(1)	$424,834	715,109	(2)	—	235,919	982,595	(7)
and President

Robert A. Bosi(b)	2005	207,994
Interim Senior Vice
President and Chief
Financial Officer

Richard M. Finkbeiner(c)	2005	268,245	(1)	—	21,068	(3)	—	—	65,270	(8)
Senior Vice President and	2004	262,500		—	13,391	(3)	—	—	29,621	(8)
Chief Financial Officer	2003	243,110		94,459	16,825	(3)	75,000	—	13,643	(8)

Keith L. Lampert	2005	350,000		—	227,376	(4)	—	—	137,956	(9)
Executive Vice President	2004	350,000		—	43,583	(4)	—	—	33,136	(9)
and Chief Operating	2003	317,070		158,762	136,049	(4)	100,000	76,674	402,555	(9)
Officer

Alan Schutzman(d)	2005	275,000		—	22,000	(5)	—	—	49,173	(10)
Senior Vice President,	2004	218,766		—	19,500	(5)	60,000	—	3,510	(10)
General Counsel and	2003	—		—	—		—	—	—
Secretary

Urs W. Stampfli	2005	250,000		—	32,787	(6)	—	—	104,582	(11)
Senior Vice President and	2004	257,245		—	19,310	(6)	—	—	10,273	(11)
Director of Global Sales	2003	264,320	(1)	119,685	21,805	(6)	—	69,449	48,322	(11)
and Marketing

(a)	Ira B. Lampert voluntarily reduced his base salary by $100,000 for the period from July 1, 2004 to June 30, 2005, and the amount of the annual credit for January 2005 under his supplemental executive retirement plan and agreement (“SERP”) by $150,000, for a total of $250,000. See Executive Employment Contracts, Termination of Employment and Change in Control Arrangements below.

(b)	Mr. Bosi joined the Company on October 21, 2004 (in the first quarter of fiscal 2005) and served as Interim Senior Vice President and Chief Financial Officer until October 21, 2005. See Executive Employment Contracts, Termination of Employment and Change in Control Arrangements below.

(c)	Mr. Finkbeiner’s employment with the Company terminated as of July 27, 2004. See Executive Employment Contracts, Termination of Employment and Change in Control Arrangements below.

(d)	Mr. Schutzman joined the Company on September 15, 2003 (in the first quarter of fiscal 2004).

(e)	For fiscal 2003, represents bonuses awarded on August 6, 2003 under the Annual Incentive Compensation Plan (“AICP”) in effect for fiscal 2003. No bonuses were awarded under the AICP in effect for fiscal 2005 or fiscal 2004.

(f)	Represents payments received in September 2003 under awards approved on August 6, 2003 under the Company’s Amended and Restated 2002 Long-Term Cash Incentive Plan (the “LTCIP”) in effect for the performance period comprising the fiscal year ended June 29, 2002 (“fiscal 2002”) and fiscal 2003. The LTCIP awards made to certain Named Executive Officers (each, an “NEO”) for this performance period were in the form of contingent deferred compensation to be earned over three years and governed by the terms and conditions of the Supplemental Executive Retirement Plan (“SERP”) of each such NEO. The contingent deferred portion of these awards is included under “All Other Compensation.” in the Summary Compensation Table as and when the conditions to vesting have been met and the amounts have been earned and/or paid out. See Executive Employment Contracts, Termination of Employment and Change in Control Arrangements — “Supplemental Executive Retirement Plans for Named Executive Officers” and “Deferred Long-Term Compensation” below.

(1)	Includes payment for accrued but unused vacation.

(2)	Includes: (a) auto allowances and costs, partial housing costs and reimbursement of taxes, respectively, of $30,000, $48,000 and $76,694 in fiscal 2005; of $30,000, $48,000 and $105,114 in fiscal 2004; and $30,000, $48,000 and $120,911 in fiscal 2003; (b) the yearly credit under the Lampert SERP (described below under Executive Employment Contracts, Termination of Employment and Change in Control Arrangements) of $350,000 in fiscal 2005, and $500,000 in fiscal 2004 and fiscal 2003; (c) for fiscal 2005, $302,209 in earnings on vested amounts under the Lampert SERP; (d) for fiscal 2005, payment of $9,952 in expenses pursuant to Mr. Lampert’s employment agreement; and (e) for fiscal 2004 and fiscal 2003, reimbursements under the Company’s Flexible Perquisite Spending Account Program for Corporate Officers (the “Flexible Perquisite Program”).

(3)	For fiscal 2005, this amount represents (a) a $937 auto allowance; (b) payment of $10,131 under the Company’s Executive Management Tax Equalization Policy (the “Tax Equalization Policy”); and (c) $10,000 reimbursed under the Flexible Perquisite Policy. For fiscal 2004 and fiscal 2003, this amount represents auto allowances of $7,500 and $6,825, respectively, and reimbursements under the Flexible Perquisite Program.

(4)	For fiscal 2005, this amount represents (a) earnings of $193,774 on amounts vested under Mr. Lampert’s SERP; (b) earnings of $2,111 on the vested portion of Mr. Lampert’s August 6, 2003 LTCIP award; (c) an $18,000 auto allowance; (d) payment of $7,001 in home closing costs under the terms of Mr. Lampert’s employment agreement; (e) payment of $15,583 under the Tax Equalization Policy, offset by a repayment of $19,047 under such policy; and (f) reimbursements of $9,954 under the Flexible Perquisite Policy. For fiscal 2004, this represents $18,000 in auto allowance paid, reimbursement of $15,583 in taxes, and reimbursements under the Flexible Perquisite Policy. For fiscal 2003, this amount includes: (a) amounts paid pursuant to the Tax Equalization Policy of $23,700; (b) an overseas allowance of $25,000 per annum for fiscal 2002, $12,500 of which was received for fiscal 2003; (c) overseas housing costs of $84,599; (d) a $5,250 auto allowance; and (e) reimbursements under the Flexible Perquisite Program.

(5)	This amount represents a $12,000 and $9,500, auto allowance in each of fiscal 2005 and fiscal 2004, respectively, and $10,000 reimbursed under the Flexible Perquisite Program in each of fiscal 2005 and fiscal 2004.

(6)	For fiscal 2005, this amount includes $9,829 in earnings on Mr. Stampfli’s SERP (all of which has vested) and earnings of $1,485 on the vested portion of his August 6, 2003 LTCIP award. For each of fiscal 2005, fiscal 2004 and fiscal 2003, this amount represents $12,000 in auto allowance and reimbursements under the Flexible Perquisite Program of $9,473, $7,310 and $9,805, respectively.

(7)	For fiscal 2005, this amount represents earnings of $10,899 on the August 6, 2003 LTCIP award, no portion of which had vested as of July 2, 2005, and payments by the Company of $42,993 of insurance premiums. For fiscal 2004, this amount represents payments by the Company for insurance premiums. For fiscal 2003, this amount represents: (a) $516,666, the final installment of the April 19, 2000 grant of deferred compensation that vested in three equal annual installments beginning January 1, 2001 (as described under Supplemental Executive Retirement Plans for Names Executive Officers below); (b) payments by the Company for insurance premiums of $37,939; (c) payments by the Company for companion travel; and (d) $404,883 repaid to Ira B. Lampert as deferred compensation pursuant to the conditional release program (which, as described under Management Equity Provisions of 1993 Incentive Plan below, began in May 1999 and continued on January 1 each year through January 1, 2003) because he prepaid the total amount of the indebtedness before it was scheduled to be forgiven by the Company.

(8)	Pursuant to the Separation Agreement between the Company and Mr. Finkbeiner dated as of August 18, 2004 (the “Separation Agreement”) (see Executive Employment Contracts, Termination of Employment and Change in Control Arrangements below), Mr. Finkbeiner was paid a total of $75,000 of the $100,000 granted to him on July 22, 2002, which vested in four equal annual installments beginning on July 22, 2003 (the “2002 Grant”). The remaining $25,000 of the 2002 Grant was forfeited. For fiscal 2005, this amount represents payment of $2,770 in insurance premiums, $12,500 of additional compensation under the Separation Agreement and $50,000 paid out representing the $25,000 installment of the 2002 Grant that vested in fiscal 2005 and half of the remaining two installments ($25,000) that were to have vested in fiscal 2006 and fiscal 2007. For fiscal 2004, this amount represents $25,000, the amount of the 2002 Grant that vested on July 22, 2003 and was paid in fiscal 2005, for a total payout in fiscal 2005 of $75,000 in accordance with the Separation Agreement, and insurance premiums of $6,025 paid by the Company. For fiscal 2003, this amount represents $7,618 of housing benefits received by Mr. Finkbeiner in connection with his relocation, and insurance premiums paid by the Company.

(9)	For fiscal 2005, this amount represents (a) $129,876, the portion of the August 6, 2003 LTCIP award that vested on August 6, 2004 pursuant to Mr. Lampert’s SERP; and (b) earnings of $4,223 on the unvested portion of Mr. Lampert’s August 6, 2003 LTCIP award; (c) insurance premiums of $3,857 paid by the Company. For fiscal 2004, this amount represents $28,878 in housing benefits received in connection with Mr. Lampert’s promotion to Chief Operating Officer and as an inducement to his repatriation to the United States, and payments for insurance premiums. For fiscal 2003, this amount represents: (a) $150,000, the amount of the April 19, 2000 grant of deferred compensation that vested in fiscal 2003 (as described under Supplemental Executive Retirement Plans for Names Executive Officers below, this grant vested in three equal annual installments beginning January 1, 2001); (b) payments by the Company for insurance premiums; (c) $78,857 repaid to Keith L. Lampert in fiscal 2003, as deferred compensation pursuant to the conditional release program (which, as described under Management Equity Provisions of 1993 Incentive Plan below, began in May 1999 and continued on January 1 each year through January 1, 2003) because he prepaid the total amount of the indebtedness before it was scheduled to be forgiven by the Company; and (d) for fiscal 2003, a one-time grant of $100,000 in deferred compensation, a $58,333 relocation payment, and certain housing benefits, all of which were received in connection with Mr. Lampert’s promotion to Chief Operating Officer and as an inducement to his repatriation to the United States. See Executive Employment Contracts, Termination of Employment and Change in Control Arrangements below.

(10)	For fiscal 2005, this amount represents (a) $33,333 that vested and was paid out pursuant to a grant made under Mr. Schutzman’s SERP (see Supplement Executive Retirement Plans for Named Executive Officers below); (b) earnings of $12,132 on the unvested unpaid portion of Mr. Schutzman’s SERP; and (c) $3,708 in insurance premiums paid by the Company. For fiscal 2004, this amount represents insurance premiums paid by the Company.

(11)	For fiscal 2005, this amount represents (a) $91,340, the portion of the grant of the August 6, 2003 LTCIP award that vested on August 6, 2004 pursuant to Mr. Stampfli’s SERP; (b) earnings of $2,969 on the unvested portion of Mr. Stampfli’s August 6, 2003 LTCIP award; and (c) insurance premiums of $10,273 paid by the Company. For fiscal 2004, this amount represents insurance premiums paid by the Company. For fiscal 2003, this amount represents $36,667, the final installment of the April 19, 2000 grant of deferred compensation that vested in three equal annual installments beginning January 1, 2001 (as described under Supplemental Executive Retirement Plans for Named Executive Officers below), and insurance premiums of $11,655 paid by the Company.

Stock Options

The following table sets forth information concerning stock option exercises during fiscal 2005 by each of the NEOs and the fiscal year-end value of unexercised options held by such officers, based on the closing price of $1.21 for the Common Stock on July 1, 2005, the last trading day before fiscal year end.

Aggregated Stock Option Exercises in Fiscal 2005
and Fiscal Year-End Option Values

					Number of Shares Underlying Unexercised Options at FY End		Value of Unexercised In-the-Money Options at FY End ($)
Name	Shares Acquired on Exercise (#)		Value Realized ($)		Exercisable	Unexercisable	Exercisable	Unexercisable
Ira B. Lampert	314,312	(a)	$373,375	(b)	640,660	—	$114,694	—
Gerald J. Angeli	—		—		67,500	—	—	—
Richard M. Finkbeiner	—		—		—	—	—	—
Keith L. Lampert	—		—		283,022	33,334	$5,200	—
Alan Schutzman	—		—		20,000	40,000	—	—
Urs W. Stampfli	—		—		63,665	—	—	—

(a)	On August 9, 2004, Ira B. Lampert tendered 136,269 fully paid and owned shares of Common Stock to the Company in payment of the exercise price of these options and deferred delivery of the remaining 178,043 of those shares under the Company’s Deferred Delivery Plan.

(b)	No shares were sold upon exercise of the referenced options. A monetary value was assigned to the option exercises for accounting purposes only.

Executive Employment Contracts, Termination of Employment and Change in Control Arrangements

The following is a summary of the employment agreements between the Company and each of the NEOs. The employment agreements provide for each named executive to serve in the respective capacities indicated in the Summary Compensation Table.

Effective as of July 1, 2005, the employment agreement between the Company and Ira B. Lampert (the “Lampert Agreement”) was amended to provide a four-year term that expires on July 1, 2009 and to end the Company’s obligation to make $500,000 annual contributions to a SERP adopted for the benefit of Ira B. Lampert. The term of the employment agreements between the Company and each of Keith L. Lampert and Urs W. Stampfli expires on January 1, 2006, inclusive, and between the Company and Alan Schutzman on September 14, 2006, inclusive, unless renewed by mutual agreement of the parties, and may be terminated by the Company on thirty (30) days’ notice at any time or by the executive after the expiration of the stated term. The Company and Mr. Bosi entered into an employment agreement signed on October 21, 2004, which was extended beginning June 2, 2005 and could have been terminated by either party for any reason or no reason with 30 days’ prior written notice to the other party. Mr. Bosi’s employment with the Company terminated on October 14, 2005. Mr. Finkbeiner’s employment terminated effective as of July 27, 2004 pursuant to the terms of a separation agreement, which is described below.

The employment agreements provide that the Company will pay Ira B. Lampert and Keith L. Lampert annual base salaries of $900,000 and $350,000, respectively, effective as of January 1, 2003; an annual base salary of $250,000 to Urs W. Stampfli effective as of July 1, 2003; an annual base salary of $275,000 to Alan Schutzman effective as of September 15, 2003; and a monthly salary to Robert A. Bosi of $24,990 effective as of October 21, 2004. Ira B. Lampert voluntarily reduced his base salary from $900,000 to $800,000 per annum for the period from July 1, 2004 to June 30, 2005. The employment agreement of Richard M. Finkbeiner, which terminated effective as of July 27, 2004, provided for an annual base salary of $262,500.

In connection with Keith L. Lampert’s promotion to Chief Operating Officer, the Board granted him an option to purchase 100,000 shares of the Company’s common stock at $5.18 per share (the closing price on the grant date of November 11, 2002) with vesting in equal installments over three years from the grant date, approved a relocation package, and authorized a one-time grant, effective as of January 1, 2003, of $100,000 in fully vested deferred compensation as an inducement for his repatriation to the United States. Mr. Keith L. Lampert was also provided with housing at the Company’s expense while he was on overseas assignment and tax equalization in accordance with the Company’s Executive Management Tax Equalization Policy.

Pursuant to their employment agreements, Mr. Finkbeiner was provided with a relocation package; and Messrs. Finkbeiner and Schutzman were each provided with a one-time grant of $100,000 in deferred compensation. These grants of deferred compensation are described below under “Supplemental Executive Retirement Plans for NEOs.”

The Lampert Agreement provides that if his employment with the Company is terminated by reason of death or disability, Mr. Lampert, or his legal representative, would be entitled to receive, in addition to accrued compensation (including, without limitation, any earned but unpaid bonus or long-term incentive awards, any amount of base salary accrued or earned but unpaid, any deferred compensation earned but unpaid, any earnings on deferred compensation under the Lampert SERP (as defined below), any accrued but unused vacation pay and unreimbursed business expenses (the “Accrued Amounts”)), his base salary for the scheduled balance of the term (payable in the case of death in a lump sum), a prorated bonus for the year in which the death or disability occurred, and any other or additional benefits owed to the executive under the then applicable employee benefit plans or policies of the Company, subject in the case of disability to offset against the base salary payment by the amount of any disability benefits provided to him by the Company or under any disability insurance provided by or paid for by the Company.

The Lampert Agreement entitles Ira B. Lampert to participate generally in all pension, retirement, insurance, savings, welfare and other employee benefit plans and arrangements and fringe benefits and perquisites maintained by the Company from time to time for senior executives of a comparable level. In addition to any life insurance provided pursuant to one of the Company’s plans, Mr. Lampert is also provided with term life insurance, for such beneficiaries as are designated by Mr. Lampert, of $5 million face value, and long-term disability coverage with a $600,000 annual benefit payable in the event that Mr. Lampert’s employment with the Company is terminated due to his disability (the “Additional Life and Disability Insurance”). In addition, the Company may purchase key person life insurance on the life of Mr. Lampert, which may be used to satisfy the Company’s obligations under the Lampert Agreement in the event of Mr. Lampert’s death. The Company currently maintains $5 million in key person life insurance on the life of Mr. Lampert.

If Mr. Lampert’s employment is terminated by the Company without cause or if there is a constructive termination without cause, Mr. Lampert would be entitled to receive the Accrued Amounts, his base salary and continuation of his benefits (or the economic equivalent of such benefits), the Additional Life and Disability Insurance and certain perquisites for the scheduled balance of the term and for an additional twelve months thereafter, and a prorated bonus for the year in which the termination occurred. If such termination followed a change of control of the Company, Mr. Lampert would be entitled to receive the salary continuation benefit as a lump sum payment without any discount and, subject to limited exceptions, any benefits, including options, in which he is not at such time fully vested would become fully vested and any options would remain exercisable for the full stated term of the option. If the automatic extensions of the term of the Lampert Agreement are discontinued at the request of the Company and Mr. Lampert’s employment is terminated upon expiration of the term, Mr. Lampert would be entitled to receive the Accrued Amounts, his base salary and continuation of his benefits (or the economic equivalent of such benefits), the Additional Life and Disability Insurance and certain perquisites for twelve months after the end of the term, and a prorated bonus for the year in which the termination occurred. In addition, if the severance payments to Mr. Lampert under the Lampert Agreement follow a change in control and, together with other amounts paid to Mr. Lampert, exceed certain threshold amounts and are determined to constitute a parachute payment (as defined in Section 280G(b)(2) of the Internal Revenue Code), Mr. Lampert is to receive an additional amount to cover the federal excise tax with respect thereto on a “grossed up” basis. If Ira B. Lampert is terminated for cause, or he voluntarily resigns, he will only receive the Accrued Amounts and benefits provided in benefit plans.

Pursuant to the employment agreements for Keith L. Lampert, Urs W. Stampfli and Alan Schutzman, if the Company terminates the executive’s employment at any time without cause, or if the executive terminates his employment after the stated term of his employment agreement, the executive is entitled to severance payments equal to one year of the executive’s then base salary and his automobile allowance, payable in installments in accordance with the normal payroll schedule.

Pursuant to Mr. Bosi’s employment agreement, the Company reimbursed Mr. Bosi for all documented reasonable expenses he incurred in the performance of his duties. In addition, the Company reimbursed Mr. Bosi (i) for the cost of one (1) round-trip, economy class flight per month during the term of the agreement between the Company’s Florida offices and his out-of-state residence; and (ii) $1,000 for the cost of an automobile rental for his use while in Florida. The Company also leased an apartment for Mr. Bosi in Florida.

Mr. Finkbeiner’s employment agreement provided that, if the Company terminates his employment without cause, Mr. Finkbeiner is entitled to severance payments equal to twelve months’ of his then base salary, a provision memorialized under his separation agreement, which is described below. The employment agreement for Keith L. Lampert also provides that if his employment were to be terminated by the Company without cause, or upon a change of control, the stock option for 100,000 shares granted to Mr. Lampert on November 11, 2002 would automatically become exercisable in full. In accordance with its vesting terms, the option will vest in full and become exercisable on November 11, 2005.

The employment agreement of each NEO prohibits him from competing with the Company for one year following the termination of his employment with the Company; however, if Ira B. Lampert’s employment is terminated without cause, the duration of his non-compete covenants would extend throughout the period in which his base salary and other benefits are continued if such period exceeds twelve months.

Richard M. Finkbeiner’s employment with the Company terminated effective as of July 27, 2004. Mr. Finkbeiner and the Company entered into a separation agreement, dated as of August 18, 2004, pursuant to which, in addition to any other benefits he is entitled to receive under the Company’s 401(k) plan, he was to receive: (a) the equivalent of his base salary of $262,500 per annum (in installments in accordance with the normal payroll schedule) through July 26, 2005, in accordance with the severance provisions of his employment agreement; (b) a lump sum payment of $12,500; (c) pay for accrued but unused vacation; and (d) a lump sum payment of $75,000, representing the funds in his SERP that had vested prior to or as a result of the termination of his employment.

Under the separation agreement, Mr. Finkbeiner is prohibited from competing with the Company for one year and is required to provide the Company with certain cooperation and assistance (without receiving additional compensation for same during the period covered by the severance payments). As a condition to receiving any severance payments, Mr. Finkbeiner released the Company from any and all liability.

Supplemental Executive Retirement Plans for Named Executive Officers

Pursuant to the Lampert Agreement, the Company adopted a SERP for the benefit of Ira B. Lampert (the “Lampert SERP”). A specified amount of deferred compensation, which was $500,000 through June 30, 2005, was credited to the Lampert SERP account each year. These yearly credits are 100% vested and not subject to forfeiture. Mr. Lampert voluntarily reduced the amount of the credit that was made in January 2005 from $500,000 to $350,000. Effective as of July 1, 2005, the Company will no longer be obligated to make $500,000 annual contributions to the Lampert SERP. However, if a change of control of the Company occurs and Mr. Lampert remains employed by the Company thereafter, the Company will be obligated to pay Mr. Lampert $500,000 within 30 days after the date of the change of control and annually during the remaining term of his employment with the Company on the first business day of each calendar year following the change of control.

Effective as of April 19, 2000, in connection with a one-time grant of deferred compensation to certain executive officers, the Company adopted certain SERPs, including those with respect to deferred compensation in the following amounts for the following NEOs (the “Executive SERPs”): (i) Keith L. Lampert, $450,000; and (ii) Urs W. Stampfli, $110,000. The amounts in the Executive SERP accounts vested in three equal annual installments on January 1st of 2001, 2002 and 2003. The Company simultaneously approved a one-time grant of deferred compensation to Ira B. Lampert in the amount of $1,549,998 with the same vesting schedule as under the Executive SERPs, and the Lampert SERP was amended to include appropriate terms to govern this one-time grant of deferred compensation.

In connection with a one-time grant of $100,000 in deferred compensation to Richard M. Finkbeiner as of July 22, 2002, the Company adopted a SERP for his benefit (the “Finkbeiner SERP”). Pursuant to his SERP, the amounts in the SERP accounts vested, so long as Mr. Finkbeiner continued to be employed by the Company, in four annual installments of $25,000 each on July 22nd of 2003, 2004, 2005 and 2006. Under the terms of his SERP, if the Company terminated Mr. Finkbeiner’s employment without cause, half of each year’s installment would immediately become vested. When Mr. Finkbeiner’s employment terminated on July 27, 2004, half of the installments scheduled to vest on July 22, 2005 and July 22, 2006 were forfeited and the other half, representing an amount of $37,500, immediately vested. Following his termination, the Company paid out a total of $75,000 to Mr. Finkbeiner in a lump sum. The remaining $25,000 of the $100,000 award was forfeited.

In connection with a one-time grant of $100,000 in deferred compensation to Alan Schutzman as of September 15, 2003, the Company adopted a SERP for his benefit. Pursuant to Mr. Schutzman’s SERP, the amounts in the SERP accounts vest, so long as he continues to be employed by the Company, in three equal annual installments on September 15th of 2004, 2005 and 2006, or immediately upon: (i) a change in control; or (ii) the termination of his employment as a result of his death or disability, or by the Company without “cause.”

Each time the Company credits an executive’s account under a SERP agreement, the Company simultaneously contributes an equal amount to a trust established for the purpose of accumulating funds to satisfy the obligations incurred by the Company pursuant to the SERP. In addition, each account under a SERP agreement is subject to adjustment for income, expenses, gains or losses sustained as a result of investment of the SERP funds as directed by the executive (or an investment manager chosen by the executive) in his sole discretion, except that the Company directs the investment, in accordance with its Cash Investment Policy, of any unvested balances in an account established as a result of the deferred LTCIP awards to Ira B. Lampert and Keith L. Lampert described under the caption Deferred Long-Term Compensation below..

Deferred Long-Term Compensation

During fiscal 2004, certain NEOs were awarded the following amounts of contingent deferred compensation under the 2002 LTCIP with respect to the fiscal 2002-2003 performance period (the “Deferred LTCIP Awards”): (i) Ira B. Lampert, $670,474; (ii) Richard M. Finkbeiner, $224,722; (iii) Keith L. Lampert, $389,629; and (iv) Urs W. Stampfli, $274,021.

The Deferred LTCIP Awards to Keith L. Lampert and Urs W. Stampfli vest, so long as the executive continues to be employed by the Company, in three equal annual installments on August 6, 2004, 2005 and 2006, or immediately upon: (i) a change of control of the Company; or (ii) the executive’s death or disability. The Deferred LTCIP Award to Richard M. Finkbeiner was forfeited when his employment terminated before any vesting occurred.

Ira B. Lampert voluntarily agreed to delay the vesting of his Deferred LTCIP Award by one year, such that it vests in three equal installments beginning on August 6, 2005, 2006 and 2007 instead of August 6, 2004, 2005 and 2006. Otherwise, the Deferred LTCIP Award granted to Ira B. Lampert has substantially the same terms and conditions as the other Deferred LTCIP Awards, except that, in addition to the events that will accelerate the vesting of the other Deferred LTCIP Awards, it provides for immediate vesting in the event of termination without cause, a constructive termination of employment without cause, or the non-renewal of his employment contract.

The Lampert SERP, the Executive SERPs and the Finkbeiner SERP were all amended to include appropriate terms to govern the Deferred LTCIP Awards. The Company contributed the foregoing amounts to trusts established for the purpose of holding funds to satisfy the Company’s obligations under the Deferred LTCIP Awards.

As reported in a Current Report on Form 8-K that the Company filed with the SEC on November 29, 2005, on November 28, 2005, the Company entered into amendments to the SERPs with each of Messrs. Ira B. Lampert, Keith L. Lampert, Angeli, Press, Schutzman and Stampfli. The amendments modified each SERP in response to new Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended, that affects non-qualified deferred compensation plans such as the SERPs.

The amendments addressed two types of deferred compensation governed by the SERPs: amounts deferred and vested on or before December 31, 2004 that are not subject to Section 409A (“Grandfathered Amounts”) and amounts deferred on or before December 31, 2004 but not vested on such date that are subject to Section 409A (“409A Amounts”). The amendments addressing Grandfathered Amounts terminated each SERP as to all Grandfathered Amounts and provided that such Grandfathered Amounts will be disbursed during calendar year 2005, except that the SERP between the Company and Ira B. Lampert was amended to permit Mr. Lampert, on or before November 30, 2005, to make an immediately effective election to withdraw his Grandfathered Amounts on January 3, 2006. The amendments addressing 409A Amounts permitted a SERP participant to elect, prior to December 31, 2005, to terminate his participation in his respective SERP as to all or a portion of the 409A Amounts, provided that all such vested 409A Amounts will be disbursed on or before December 31, 2005 or if not earned and vested on such date, during the calendar year in which such 409A Amounts will be earned and vested.

Management Equity Provisions of 1993 Incentive Plan

In August 1995, the Compensation and Stock Option Committee of the Board approved stock purchase awards under the Management Equity Provisions (“MEP”) of the Company’s 1993 Incentive Plan. The Company received commitments for the purchase of 888,000 shares (the “Purchased Shares”). Each purchaser was also granted the right to receive a contingent restricted stock award covering a number of shares equal to the number of shares he had purchased based upon attainment of increases in shareholder value in accordance with the plan.

In November 1995, each then participating member of the MEP Group entered into a Voting Agreement pursuant to which each member agreed to vote all of his Purchased Shares and contingent restricted stock awarded pursuant to the MEP in accordance with the determination of the holder of a majority of all of the Purchased Shares and contingent restricted stock held by the purchasers. To effect the foregoing, each of the members delivered an irrevocable proxy to Ira B. Lampert. In February 1997, the Voting Agreement and the irrevocable proxies were amended and restated to govern the options to purchase shares of Common Stock (“Option Shares”) awarded to the then members of the MEP Group in December 1996 in lieu of the contingent restricted stock.

At the end of fiscal 2004, the MEP Group consisted of the following employees or former employees of the Company: Ira B. Lampert, Keith L. Lampert, Harlan I. Press, Brian F. King, whose employment with the Company terminated as of July 1, 2004, and Arthur Zawodny, whose consulting services to the Company terminated as of January 1, 2005. During fiscal 2005, Messrs. Press and King ceased to be members of the MEP Group when they sold all of their Purchased Shares and Option Shares in August 2003 and August 2004, respectively, and Mr. Zawodny ceased to be a member of the MEP Group when he forfeited his Option Shares in April 2005 and sold his Purchased Shares in May 2005.

As of December 7, 2005, Ira B. Lampert held 432,344 Purchased Shares and 377,656 Option Shares and Keith L. Lampert held 110,000 Purchased Shares. Ira B. Lampert holds an irrevocable proxy entitling him to vote, in addition to his own voting shares of Common Stock, the Purchased Shares held by Keith L. Lampert.

Compensation Committee Interlocks and Insider Participation

The membership of the Compensation and Stock Option Committee of the Board during fiscal 2005 consisted of Messrs. O’Neill and Cooper. No member of the Compensation and Stock Option Committee is now or ever was an officer or an employee of the Company or any of its subsidiaries. No executive officer of the Company serves as a member of the compensation committee or as a director of any entity one or more of whose executive officers serves as a member of the Company’s Board or the Compensation and Stock Option Committee. There were no compensation committee interlocks during fiscal 2005.

Compensation Committee Report on Executive Compensation

The Compensation and Stock Option Committee of the Board (hereinafter, the “Committee”) is comprised of two independent directors as determined in accordance with the listing standards applicable to the Company. The Committee seeks to ensure that the Company’s compensation policies are designed and implemented to promote the goal of enhancing long-term shareholder value. The Committee believes that the key to achieving this goal is to attract, retain and motivate qualified and experienced executive officers and employees. The Committee therefore favors forms of compensation that encourage and reward long-term service to the Company, and enable those who succeed in building shareholder value to share in the value they have helped to create. As such, the Committee believes that critical components of compensation for executives are: (i) the award of stock options at the time the executive joins the Company; (ii) the payment of annual cash incentive compensation based upon the attainment by the Company of a specified return on equity set by the Board; and (iii) the payment of compensation based upon the attainment by the Company of specified long-term performance-based goals. The Committee continues to evaluate the critical components of executive compensation from time to time through the utilization of outside compensation consultants. The Committee believes that providing executives with opportunities to acquire significant stakes in the Company’s growth and prosperity through the grant of stock options and other incentive awards will enable the Company to attract and retain qualified and experienced executive officers.

Executive Officers.  Pursuant to the Company’s By-Laws, compensation of the Chief Executive Officer (“CEO”) and any executive officer or employee having a familial relationship to the CEO is determined by a majority of the Company’s independent directors (based on the Committee’s recommendation) or by the Committee. The compensation of all other executive officers is determined by the Committee.

Before the levels of compensation reflected in the “Summary Compensation Table” were established for certain of the Named Executive Officers, outside compensation consultants were engaged to obtain information and advice about competitive levels of compensation and particular compensation techniques used by public companies of comparable size (i.e., with comparable annual sales volume, results of operations, earnings per share, return on equity, market capitalization and/or assets) and survey data. After completing an internal recommendation and approval process involving the CEO and other executive officers, many factors are taken into consideration in determining an executive’s compensation including: individual performance; the Company’s financial performance; the compensation of executives at corporations of comparable size and operations; years of service to the Company; the executive’s responsibilities; the amount of time and travel required by the position; and the desire to encourage the long-term commitment of the executive. With respect to new executives, the results of any arms-length negotiations between the Company and such executive are also taken into consideration.

Executive officers are eligible to participate in an annual incentive compensation plan (“AICP”) pool equal to a percentage of the annual base salaries (in the aggregate) of all AICP participants selected for the fiscal year, provided that the Company’s return on shareholders’ equity is not less than a percentage established by the Board for each fiscal year (unless this requirement is otherwise waived by the Board). Based on the Company’s financial performance, the Committee decided that no AICP awards would be made to any of the Company’s executive officers with respect to fiscal 2005.

In order to further the Company’s interest in retaining the services of certain of its executive officers, and in order to provide additional long-term incentive to such executives, the Company established a Long-Term Incentive Plan commencing fiscal 2004 (the “LTIP”) under which certain executive officers are eligible to participate. The LTIP is linked to Concord’s long-term financial performance and the achievement of pre-determined performance criteria based on overlapping three-year fiscal cycles. The first such LTIP cycle is comprised of fiscal 2004, fiscal 2005 and fiscal 2006. If the performance criteria established by the Committee are met, the first LTIP awards may be made after the end of fiscal 2006. Based on the Company’s financial performance, the Committee did not establish performance criteria in fiscal 2005 for the LTIP cycle comprised of fiscal 2005, fiscal 2006 and fiscal 2007.

In addition, as part of the compensation package of each newly hired executive, the CEO may recommend, and the Committee considers, the grant of stock options based on the above factors.

Chief Executive Officer.  Before considering an increase in the level of compensation for the CEO, the Committee engages the services of outside compensation consultants to obtain information and advice about competitive levels of compensation and particular compensation techniques used by public companies of comparable size (i.e., with comparable annual sales volume, results of operations, earnings per share, return on equity, market capitalization and/or assets) and survey data.

The annual base salary of the CEO was not increased in fiscal 2005. As discussed in greater detail elsewhere in this Proxy Statement, the CEO and the Company entered into an amendment to the CEO’s employment agreement effective as of July 1, 2005 to provide a four-year term that expires on July 1, 2009 and to end the Company’s obligation to make $500,000 annual contributions to a Supplemental Executive Retirement Plan adopted for the CEO’s benefit. See “Executive Compensation — Executive Employment Contracts, Termination of Employment and Change in Control Arrangements” above. The independent directors of the Board and/or the Committee, as the case may be, approve the CEO’s compensation based on criteria such as: (i) the complex international structure and operations of the Company, which are equivalent to those of much larger international corporations; (ii) the parity of CEO pay with other executive officers of the Company and executive officers to be hired in the future; (iii) the Company’s financial performance in meeting and exceeding certain targets and benchmarks; and (iv) the extensive worldwide travel and time requirements that the CEO position entails.

William J. O’Neill, Jr., Chairman
Ronald S. Cooper

Audit Committee Report

The members of the Audit Committee of the Board (the “Audit Committee”) are Messrs. Cooper, Gindi and O’Neill, all of whom are independent, as that term is defined in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act. The primary purpose of the Audit Committee is to assist the Board in its general oversight of the Company’s accounting and financial reporting processes. The Audit Committee’s functions are more fully described in its charter, which the Board has adopted. A copy of its charter was included as an appendix to the Company’s Proxy Statement as filed on December 18, 2003 with the SEC. The Audit Committee reviews and reassesses the adequacy of its charter on an annual basis. Based on its review in September 2005, the Audit Committee determined that no amendments to its charter were necessary. The Board annually reviews the Nasdaq listing standards’ definition of independence for audit committee members and has determined that each member of the Audit Committee meets that standard.

Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Company’s independent registered public accounting firm, BDO Seidman, LLP, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with United States generally accepted accounting principles.

In conjunction with its activities during the Company’s 2005 fiscal year, the Audit Committee reviewed and discussed the Company’s interim and annual audited financial statements with the Company’s independent registered public accounting firm with and without management present, and with management of the Company. The members of the Audit Committee discussed the agreed upon quarterly procedures and annual audit procedures performed by the independent registered public accounting firm in connection with the quarterly interim and annual audited financial statements with management of the Company and its independent registered public accounting firm. The members of the Audit Committee also discussed with the Company’s independent registered public accounting firm the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380), as amended by Statement of Auditing Standards No. 90. In addition, the Audit Committee received from the Company’s independent registered public accounting firm the written disclosures and the letter required by Independence Standards Board No. 1, and discussed its independence with the independent registered public accounting firm. Based on the foregoing reviews and discussions, the Audit Committee recommended to the Board, and the Board approved, that the annual audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2005 for filing with the SEC.

Ronald S. Cooper, Chairman
Morris H. Gindi
William J. O’Neill, Jr.

Beneficial Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information as of December 7, 2005 about the beneficial ownership of our Common Stock by: (i) each person or group who we know beneficially owns more than 5% of our Common Stock; (ii) each director; (iii) each NEO; and (iv) all directors and executive officers as a group:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(1)

(i) Beneficial Owners of More Than 5% of the Common Stock

MT Trading LLC, Sondra Beit, RH Trading LLC and LTC Racing LLC as a group c/o MT Trading LLC 530 Silas Deane Highway, Suite 130 Wethersfield, CT 06109	6,851,712	(2)	23.9%

MT Trading LLC 530 Silas Deane Highway, Suite 130 Wethersfield, CT 06109	5,538,072	(2)	19.3%

Dimensional Fund Advisors Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	1,798,561	(2)	6.3%

“MEP Group” of Company Officers or Employees as described in note (3) below	2,379,802	(3)	7.9%

(ii) Directors

Ira B. Lampert	1,983,446	(3)(4)	6.6%
Ronald S. Cooper	61,750	(5)	*
Morris H. Gindi	67,000	(6)	*
William J. O’Neill, Jr.	92,000	(7)	*

(iii) Named Executive Officers

Robert A. Bosi	– 0	–	*
Keith L. Lampert	506,356	(3)(8)	1.7%
Alan Schutzman	43,000	(9)	*
Urs W. Stampfli	63,665	(7)	*
Richard M. Finkbeiner	– 0	–	*

(iv) Directors and executive officers as a group (11 persons)(10)	2,919,915		9.5%

*	Indicates less than one percent (1%).

(1)	For purposes of this table, beneficial ownership was determined in accordance with Rule 13d-3 under the Exchange Act based upon information furnished by the persons listed or contained in filings made by them with the SEC; the inclusion of shares as beneficially owned should not be construed as an admission that such shares are beneficially owned for purposes of Section 16 of the Exchange Act. As of December 7, 2005, the Company had 28,680,842 shares of Common Stock issued and outstanding. All shares were owned directly with sole voting and investment power unless otherwise indicated.

(2)	Based on information contained in a Form 4 filed with the SEC on November 17, 2005 by MT Trading LLC as to its beneficial ownership at November 16, 2005, a Form 4 filed with the SEC on November 14, 2005 by LTC Racing LLC as to its beneficial ownership at November 10, 2005, a Form 4 filed with the SEC on October 27, 2005 by RH Trading LLC as to its beneficial ownership at October 25, 2005, a Form 4 filed with the SEC on September 1, 2005 by Sondra Jay Beit as to her beneficial ownership at August 31, 2005, a Schedule 13G filed with the SEC February 9, 2005 by Dimensional Fund Advisors Inc. as to its beneficial ownership at December 31, 2004 and additional discussions between the Company and MT Trading LLC. The 5,538,072 shares of Common Stock beneficially owned by MT Trading LLC at November 16, 2005 constitute the majority of the 6,851,712 shares beneficially owned by MT Trading LLC and the other members of the group listed first in this footnote.

(3)	As of December 7, 2005, a group comprised of Messrs. Ira B. Lampert and Keith L. Lampert (collectively, the “MEP Group”) beneficially owned, in the aggregate, 1,442,786 shares and options to purchase 937,016 shares of Common Stock, or 7.9% of 30,126,912 shares, consisting of the 28,680,842 shares of Common Stock outstanding on that date plus the 937,016 shares of Common Stock that would have been outstanding if the fully vested options held by the members of the MEP Group were exercised and the 509,054 shares deferred by Ira B. Lampert were outstanding). Of that total, 542,344 shares and an option to purchase 377,656 shares of Common Stock were purchased under the “Management Equity Provisions” (“MEP”) of the Company’s 1993 Incentive Plan and are subject to the terms of an Amended and Restated Voting Agreement, dated February 28, 1997, as amended (the “Voting Agreement”) pursuant to which MEP shares are voted in accordance with the will of the holders of a majority of the shares governed by the Voting Agreement. The balance of 900,442 shares and options to purchase 559,360 shares of Common Stock were purchased or held outside the MEP. See “Management Equity Provisions of 1993 Incentive Plan” above. The MEP Group’s address is c/o Concord Camera Corp., 4000 Hollywood Boulevard, Presidential Circle — 6th Floor, North Tower, Hollywood, Florida 33021.

(4)	Represents: (i) 640,660 shares that may be acquired pursuant to stock options exercisable within 60 days after December 7, 2005; (ii) 695,732 shares owned, as to all of which Mr. Lampert has sole dispositive power; (iii) 509,054 shares, the delivery of which was deferred by Mr. Lampert into future years under the Company’s Deferred Delivery Plan, but which could be acquired by him within 60 days after December 7, 2005 under certain limited circumstances described in that plan; (iv) 28,000 shares held by a §501(c)(3) charitable trust of which Mr. Lampert is a trustee with voting and dispositive power; and (v) 110,000 additional MEP shares held by Keith L. Lampert that Ira B. Lampert has the right to vote since he currently owns a majority of the shares governed by the Voting Agreement. The MEP Group is deemed to have acquired the shares beneficially owned by a member of the MEP Group described in footnote (3) above. Since Mr. Lampert is part of the MEP Group, the shares beneficially owned by him are included in footnote (3) above.

(5)	Includes 48,750 shares that may be acquired pursuant to stock options exercisable within 60 days after December 7, 2005.

(6)	Represents 52,000 shares that may be acquired pursuant to stock options exercisable within 60 days after December 7, 2005, and shares held by the Notra Trading Inc. Profit Sharing Plan & Trust, a retirement plan of which Mr. Gindi is a co-trustee and participant.

(7)	Represents shares that may be acquired pursuant to stock options exercisable within 60 days after December 7, 2005.

(8)	Represents 296,356 shares of Common Stock that may be acquired pursuant to stock options exercisable within 60 days after December 7, 2005 and 210,000 shares owned, as to all of which Keith Lampert has sole dispositive power. The MEP Group is deemed to have acquired the shares beneficially owned by any member of the MEP Group described in footnote (3) above. Since Mr. Lampert is part of the MEP Group, the shares beneficially owned by him are included in footnote (3) above.

(9)	Represents 40,000 shares that may be acquired pursuant to stock options exercisable within 60 days after December 7, 2005 and 3,000 shares owned by an IRA account of Mr. Schutzman.

(10)	The group is comprised of Messrs. Ira B. Lampert, Cooper, Gindi, O’Neill, Angeli, Bosi, Keith L. Lampert, Press, Robinson, Schutzman and Stampfli. The group does not include any securities of the Company beneficially owned by Mr. Finkbeiner.

Comparative Stock Performance

The following graph and table compare the cumulative total shareholder return in U.S. dollars on the Common Stock for the years ended June 30, 2000 through June 30, 2005 with the Nasdaq Stock Market — U.S. Index and a seven-company Peer Group based on SIC Code 3861 (Photographic Equipment and Supplies) for the same periods. The graph and table assume an investment of $100 in the Common Stock, in the Index and in the Peer Group on June 30, 2000 and the reinvestment of all dividends. The Peer Group cumulative total return is calculated on a weighted average basis. The stock performance shown is not intended to forecast, and may not be indicative of, future stock performance.

	6/00	6/01	6/02	6/03	6/04	6/05
	(dollars)
Concord Camera Corp.	100	28	24	33	16	6
Nasdaq Stock Market — U.S. Index	100	55	39	43	54	53
Peer Group Index	100	96	87	106	112	115

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors, executive officers and ten percent (10%) shareholders (“Reporting Persons”) to file initial reports of ownership and reports of changes in ownership of the Common Stock and any other equity securities with the SEC. Reporting Persons are required to furnish us with copies of all Section 16(a) reports they file. Based on a review of the copies of the reports furnished to us and written representations from our directors and executive officers that no other reports were required, with respect to fiscal 2005, we believe that the Reporting Persons timely complied with all Section 16(a) filing requirements applicable to them, except that Blaine Robinson filed a Form 4 one date late reporting one transaction.

Certain Relationships and Related Transactions

None

PROPOSAL TWO:

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

BDO Seidman, LLP (“BDO Seidman”), an independent registered public accounting firm, was appointed by the Audit Committee to audit the Company’s financial statements for fiscal 2006. A representative of BDO Seidman is expected to attend the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

On June 16, 2005, the Company engaged BDO Seidman to serve as the Company’s independent registered public accounting firm effective immediately, and dismissed Ernst & Young LLP (“E&Y”) as its independent registered public accounting firm. The Audit Committee approved the decision to dismiss E&Y.

The reports of E&Y on the Company’s financial statements for the fiscal years ended July 3, 2004 and June 28, 2003 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

During the fiscal years ended July 3, 2004 and June 28, 2003, and through June 16, 2005, there were no disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of E&Y, would have caused E&Y to make reference thereto in its reports on the financial statements of the Company for such periods.

During the fiscal years ended July 3, 2004 and June 28, 2003, and through June 16, 2005, there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K), except that in connection with the audit for fiscal 2004 and the review of the Company’s quarterly results for the first, second and third quarters of fiscal 2005, management and E&Y identified several deficiencies, including deficiencies that rose to the level of material weaknesses, in the Company’s internal control over financial reporting.

The material weaknesses identified by our management and E&Y relate to the following areas:

•	Planning and implementation of the Company’s Enterprise Resource Planning System;

•	Financial Statement closing process;

•	Ineffective Information Technology control environment, including the design of the Company’s information security and data protection controls;

•	Untimely detection and assessment of impairment of long-lived assets where indicators of impairment are present;

•	Inadequate review of the valuation of certain inventory balances in its worldwide inventory that resulted in post-closing journal entries to write down certain inventory items to market value;

•	Foreign currency translation, including the ability of certain managers to record journal entries without adequate review or supporting documentation and an inability by management to adequately explain fluctuations in quarterly analyses;

•	Inadequate resources and senior management’s involvement in the detailed compilation and preparation of the Company’s financial reports and analysis, as a result of which senior management is unable to provide quality assurance in the financial statement review process; and

•	Lack of the necessary depth of personnel with sufficient technical accounting experience with U.S. GAAP to perform an adequate and effective secondary review of technical accounting matters.

The Company furnished a copy of the above disclosures to E&Y and requested that E&Y furnish the Company with a letter addressed to the SEC stating whether or not E&Y agrees with the above disclosures, and if not, stating the respects in which it does not agree. E&Y’s response was attached as Exhibit 16.1 to the Current Report on Form 8-K that the Company filed with the SEC on June 20, 2005.

Prior to the engagement of BDO Seidman, neither the Company nor anyone on its behalf consulted with BDO Seidman during the two most recent fiscal years, in any manner regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements; or (ii) any matter that was the subject of either a disagreement or a reportable event with E&Y.

Fees for professional services provided by E&Y to the Company during fiscal 2005 and fiscal 2004 were (in thousands):

	FY 2005	FY 2004
Audit Fees	$858	$1,422
Audit Related Fees	228	421
Tax Fees	—	—
All Other Fees	—	—
Total	$1,086	$1,843

Audit Fees  include fees for services rendered for the audit of the Company’s annual financial statements, advisory services related to Section 404 of the Sarbanes-Oxley Act, reviews of financial statements included in the Company’s quarterly reports on Form 10-Q, and consents and other services normally provided in connection with statutory and regulatory filings or engagements for those fiscal years.

Audit-Related Fees  principally include fees for due diligence in connection with the Jenimage acquisition and other possible transactions, and accounting consultations.

Tax Fees  would include fees for services rendered for tax compliance, tax advice and tax planning. The Company obtains these types of services from a professional services firm other than Ernst & Young LLP and BDO Seidman, LLP.

All Other Fees  would include fees for all other services rendered to the Company that do not constitute Audit Fees, Audit-Related Fees or Tax Fees.

Fees for professional services rendered by BDO Seidman to the Company for the fiscal 2005 audit were $1,876,000, all of which constituted Audit Fees.

In considering the nature of the services provided by BDO Seidman and E&Y, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with each of BDO Seidman and E&Y and management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

Approval Policy

All services rendered by the Company’s independent auditors are pre-approved by the Audit Committee in accordance with the Company’s Audit and Non-Audit Pre-Approval Policy for independent auditor services and are monitored both as to spending level and work content by the Audit Committee to maintain the appropriate objectivity and independence of the core service of the independent registered public accounting firm, which is the audit of the Company’s consolidated financial statements. Under the policy, the terms and fees of annual audit services, and any changes thereto, must be approved by the Audit Committee.

The policy also sets forth detailed pre-approved categories of other audit, audit-related and other non-audit services that may be performed by the Company’s independent auditors during the fiscal year, subject to the dollar limitations set by the Audit Committee. The Audit Committee may, in accordance with the policy, delegate to any of its members the authority to approve audit and non-audit services to be performed by the independent auditors. Any Audit Committee member who exercises this delegated authority must report any approval decisions to the Audit Committee at its next scheduled meeting. The foregoing pre-approval requirements are subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to completion of the audit.

The Board is seeking shareholder approval of its selection of BDO Seidman since it is customary for a public company to obtain shareholder approval of its auditors. If shareholders do not approve the appointment of BDO Seidman as the independent registered public accounting firm of the Company for fiscal 2006 at the Annual Meeting, the Audit Committee may reconsider the selection.

The affirmative vote of a majority of the votes cast by the holders of shares present or represented and entitled to vote at the Annual Meeting is required for shareholder approval. The Board recommends a vote FOR the ratification of the appointment of BDO Seidman as the independent registered public accounting firm for the Company for fiscal 2006.

OTHER INFORMATION

Shareholder Proposals for 2007 Annual Meeting

Pursuant to Rule 14a-8 under the Exchange Act, shareholders of the Company may present proper proposals for inclusion in the Company’s Proxy Statement and form of proxy and for consideration at the next annual meeting by submitting their proposals to the Company in a timely manner. Any shareholder of the Company who wishes to present a proposal for inclusion in the Proxy Statement and form of proxy for action at the 2007 annual meeting of shareholders (the “2007 Annual Meeting”) must comply with the Company’s By-Laws and the rules and regulations of the SEC, each as then in effect. Such proposals must be mailed to the Company at its offices at 4000 Hollywood Boulevard, Presidential Circle — 6th Floor, North Tower, Hollywood, Florida 33021, Attention: Secretary. Under the rules of the SEC, any shareholder proposal intended to be presented at the 2007 Annual Meeting must be received no later than August 29, 2006 in order to be considered for inclusion in the Company’s Proxy Statement and form of proxy relating to such meeting. If a shareholder notifies the Company of an intent to present a proposal at the 2007 Annual Meeting at any time after November 12, 2006 (and for any reason the proposal is voted on at that annual meeting), the Company’s proxy holders will have the right to exercise discretionary voting authority with respect to the proposal, if presented at the meeting, without including information regarding the proposal in its proxy materials.

Expenses of Solicitation

The cost of this proxy solicitation will be borne by the Company. In addition to the use of the mails, some regular employees of the Company, without additional remuneration, may solicit proxies personally or by telephone or facsimile. The Company will reimburse brokers, dealers, banks, and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding solicitation materials to beneficial owners of Common Stock.

Other Business

As of the date of this Proxy Statement, the Board knows of no business to be presented at the Annual Meeting other than as set forth in this Proxy Statement. If other matters properly come before the Annual Meeting, or any of its adjournments, the persons named as proxies will vote on such matters in their discretion.

ADMISSION TICKET

Concord Camera Corp. 2006 Annual Meeting of Shareholders

FEBRUARY 2, 2006
10:00 A.M., LOCAL TIME
MARRIOTT RESIDENCE INN AT AVENTURA MALL
19900 WEST COUNTRY CLUB DRIVE
AVENTURA, FL 33180

PROXY

CONCORD CAMERA CORP.

4000 Hollywood Boulevard, Presidential Circle – 6th Floor, North Tower

Hollywood, Florida 33021

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS – FEBRUARY 2, 2006

The undersigned hereby appoints Alan Schutzman and Harlan I. Press, and each of them severally, as proxies of the undersigned, each with full power to appoint his substitute, to represent the undersigned at the Annual Meeting of Shareholders of Concord Camera Corp. (the “Company”) to be held on February 2, 2006, and at any adjournments thereof, and to vote thereat all shares of common stock of the Company held of record by the undersigned at the close of business on December 7, 2005 in accordance with the instructions set forth on this proxy card and, in their discretion, to vote such shares on any other business as may properly come before the meeting and on matters incident to the conduct of the meeting. Any proxy heretofore given by the undersigned with respect to such stock is hereby revoked.

☐ PLEASE CHECK IF YOU PLAN TO ATTEND THE MEETING

PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE

1.	ELECTION OF DIRECTORS.

NOMINEES: Ira B. Lampert, Ronald S. Cooper, Morris H. Gindi and William J. O’Neill, Jr.

☐	FOR ALL nominees listed above (except as indicated to the contrary)
.
(Instruction: To withhold authority to vote on any individual nominee, write the name above.)

☐	WITHHOLD AUTHORITY to vote for all nominees listed above.

2.	RATIFICATION OF BDO SEIDMAN, LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING JULY 1, 2006.

☐	FOR	☐	AGAINST	☐	ABSTAIN

If no specification is made, this proxy will be voted FOR Proposals 1 and 2 listed above.

Dated: ___________________________________

Signature: ___________________________________

___________________________________ Signature if jointly held

Please sign exactly as name or names appear on this Proxy. For joint accounts, each joint owner must sign. Please give full title if signing in a representative capacity.